                                                                    COMMON STOCK

                              ENVIRITE CORPORATION
                           OFFER TO PURCHASE FOR CASH
                      UP TO $9,500,000 OF ITS OUTSTANDING
                             SHARES OF COMMON STOCK
                   ------------------------------------------

          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PHILADELPHIA TIME, ON WEDNESDAY, JANUARY 31, 1996, UNLESS THE
                   OFFER IS EXTENDED (THE "EXPIRATION DATE")

                  -------------------------------------------

          Envirite Corporation ("Envirite" or the "Company") hereby offers to purchase from holders of the Company's Common Stock, par value $1.00 per share (the "Shares") up to $9,500,000 of its outstanding Shares, upon the terms and subject to the conditions (including the terms and conditions for proration) set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The purchase price to be paid for each Share purchased by the Company in the Offer (the "Purchase Price") will be between $8.01 and $8.65 per Share, net to the seller in cash, as calculated by the Company based upon the actual number of issued and outstanding Shares on the Expiration Date (after taking into account the issuance of any Shares pursuant to the conversion of any outstanding Convertible Subordinated Debentures and the exercise of any stock options).

          On December 1, 1995, there were 4,119,263 Shares issued and outstanding, 1,280,000 Shares reserved for issuance upon conversion of the Company's $8,000,000 outstanding principal amount of Convertible Subordinated Debentures (the "Debentures"), and 137,000 Shares reserved for issuance upon exercise of outstanding stock options (the "Stock Options"). Assuming that all of the Debentures are converted and the Stock Options are exercised for Shares, the final Purchase Price would be $8.01 per Share and the Company would be able to purchase up to 1,186,017 of its outstanding Shares (or 21.4% of the Shares then outstanding) for the $9,500,000 being offered hereby. If, however, no Debentures are converted and no Stock Options are exercised, the final Purchase Price would be $8.65 per Share and the Company would be able to purchase up to 1,098,266 of its outstanding Shares (or 26.7% of the Shares then outstanding).

     THE OFFER IS NOT BEING MADE FOR (NOR WILL TENDERS BE ACCEPTED OF) EITHER THE DEBENTURES OR THE STOCK OPTIONS. HOLDERS OF DEBENTURES OR STOCK OPTIONS WHO WISH TO PARTICIPATE IN THE OFFER MAY CONVERT SOME OR ALL OF THEIR DEBENTURES OR EXERCISE SOME OR ALL OF THEIR STOCK OPTIONS FOR SHARES IN ACCORDANCE WITH THEIR RESPECTIVE TERMS AND THEN CONCURRENTLY TENDER SOME OR ALL OF SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THIS OFFER. HOLDERS OF DEBENTURES OR STOCK OPTIONS ARE NOT REQUIRED TO OBTAIN CERTIFICATES FOR SHARES ISSUED UPON CONVERSION OR EXERCISE BUT MAY INSTEAD MAKE A SINGLE DELIVERY TO THE COMPANY OF THE REQUISITE NOTICE OF CONVERSION, NOTICE OF EXERCISE, PAYMENT OF THE AGGREGATE EXERCISE PRICE FOR THE STOCK OPTIONS BEING EXERCISED, DEBENTURE CERTIFICATES, AND LETTER OF TRANSMITTAL. HOLDERS WHO CONVERT THEIR DEBENTURES INTO SHARES WILL LOSE ALL PREFERENTIAL RIGHTS AS A SUBORDINATED CREDITOR OF THE COMPANY WITH RESPECT TO THE DEBENTURES SO CONVERTED, INCLUDING THE RIGHT TO RECEIVE INTEREST AT 8% PER ANNUM AND THE REPAYMENT OF PRINCIPAL. NO PAYMENT OF INTEREST WILL BE MADE UPON THE CONVERSION OF ANY DEBENTURES, AND THE HOLDER WILL LOSE ANY RIGHT TO PAYMENT OF INTEREST ON DEBENTURES SURRENDERED FOR CONVERSION. A CONVERSION OF DEBENTURES OR EXERCISE OF STOCK OPTIONS FOR SHARES CANNOT BE REVOKED UNDER ANY CIRCUMSTANCES.

                   ------------------------------------------

                     THE OFFER IS NOT CONDITIONED UPON ANY
               MINIMUM AGGREGATE NUMBER OF SHARES BEING TENDERED.

                   ------------------------------------------

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO CONVERT ANY DEBENTURES, EXERCISE ANY STOCK OPTIONS OR TO TENDER OR TO REFRAIN FROM TENDERING SHARES IN THE OFFER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO PARTICIPATE IN THE OFFER ALTHOUGH NONE OF THEM HAS MADE ANY FINAL DETERMINATION AS TO THE NUMBER OF SHARES THEY EXPECT TO TENDER PURSUANT TO THE OFFER. EACH HOLDER SHOULD MAKE HIS OR HER OWN DECISION WHETHER TO TENDER ANY SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                   ------------------------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it with the certificates for the Shares and all other required documents to the Company or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in the Offer.

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Company at the address or numbers set forth below:

                    Attention: Geoffrey Stengel, Jr. or Robert E. Croner Envirite Corporation
                    Suite 250
                    620 West Germantown Pike
                    Plymouth Meeting, PA  19462
                    Toll free telephone (voice mail): (800) 816-1747
                    Telephone: (610) 828-8655 (Ext. 221 or 208)
                    Fax: (610) 828-8892
                    Internet: ssteng@envirite.ccmail.compuserve.com

                   ------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                   ------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

Section                                                               Page
------------------------------------------------------------------    ----

     1.    Terms of the Offer; Proration..........................     7

     2.    Procedure for Tendering Shares.........................     8

     3.    Withdrawal Rights......................................    11

     4.    Acceptance for Purchase and Payment....................    12

     5.    Certain Conditions of the Offer........................    12

     6.    Purchase Price for Shares; Special Dividend............    13

     7.    Purpose of the Offer; Certain Effects of the Offer.....    14

     8.    Source and Amount of Funds.............................    15

     9.    Certain Information Concerning the Company.............    15

    10.    Information for Holders of Debentures and Stock Options    26

    11.    Transaction and Agreements Concerning the Shares.......    28

    12.    Certain Federal Income Tax Consequences................    28

    13.    Extension of Tender Period; Termination; Amendments....    30

    14.    Miscellaneous..........................................    31

    Appendix I (Financial Statements)

TO ENVIRITE SHAREHOLDERS:

                            INTRODUCTION AND SUMMARY

     Following the successful completion of the sale by the Company of its Municipal Services Group in November 1995, the Board of Directors of Envirite unanimously approved the distribution to shareholders of $19 million of the proceeds from the sale. The Board has determined that the $19 million distribution is to be split evenly so that $9.5 million will be used to purchase outstanding Shares in the Offer described below and $9.5 million will be paid as a special cash dividend to holders of the Company's Shares after the purchase is completed.

     Accordingly, Envirite hereby offers to purchase from Shareholders up to $9,500,000 of its outstanding Shares. Envirite invites shareholders to tender their Shares to the Company at a price of between $8.01 and $8.65 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including the provisions thereof relating to proration described below. The final Purchase Price to be paid for each Share properly tendered and accepted for purchase by the Company in the Offer will be calculated by the Company based upon the actual number of issued and outstanding Shares on the Expiration Date (after taking into account the issuance of any Shares pursuant to the conversion of any outstanding Debentures, or the exercise of any Stock Options).

     On December 1, 1995, there were 4,119,263 Shares outstanding, 1,280,000 Shares reserved for issuance upon conversion of the Company's Debentures, and 137,000 Shares reserved for issuance upon exercise of outstanding Stock Options. Assuming that all of the outstanding Debentures and Stock Options are exchanged for Shares, the Purchase Price will be $8.01 per Share and an aggregate of 1,186,017 Shares (21.4% of the Shares then outstanding) can be purchased by the Company. In the alternative, if no Debentures or Stock Options are exchanged for Shares, the Purchase Price will be $8.65 per Share and an aggregate of 1,098,266 Shares (26.7% of the Shares then outstanding) can be purchased by the Company.

     If the aggregate number of Shares properly tendered and accepted for purchase by the Company in the Offer is less than or equal to the number of Shares that may be purchased for $9,500,000 at the final Purchase Price, the Company will purchase at the final Purchase Price all Shares so tendered.

     In the event the aggregate number of Shares properly tendered in the Offer (and not withdrawn in accordance with the terms hereof) is greater than the number of Shares that may be purchased for $9,500,000 at the final Purchase Price, the Company will accept Shares for purchase at the final Purchase Price in the following order of priority:

     (a) first, 100% of the Shares properly tendered by shareholders who owned beneficially in the aggregate 500 or fewer Shares on December 11, 1995 (the "Record Date"); provided that for shareholders who owned beneficially in the aggregate 250 or fewer Shares on the Record Date, such shareholders must tender 100% of their Shares if they wish to have any of their Shares purchased by the Company in the Offer;

     (b) second, the first 500 Shares properly tendered by shareholders who owned beneficially in the aggregate more than 500 Shares on the Record Date; and

     (c) third, a pro rata portion of all remaining Shares (not otherwise purchased pursuant to the foregoing) properly tendered by shareholders. The proration factor will be calculated based upon the relationship of (1) the number of Shares which can be purchased by the Company at the final Purchase Price with the cash remaining after the purchase of Shares under paragraphs (a) and (b) above, to (2) the total number of remaining Shares properly tendered by all shareholders not otherwise purchased under paragraphs (a) and (b) above.

     Upon the terms and subject to the conditions of the Offer (including proration), all shareholders who have properly tendered Shares which are accepted for purchase by the Company will receive the Purchase Price in cash for all Shares purchased. Any remaining Shares tendered in the Offer which are not purchased by the Company will be returned to the tendering shareholders. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company pursuant to the Offer.

     THE OFFER IS NOT BEING MADE FOR (NOR WILL TENDERS BE ACCEPTED OF) EITHER THE DEBENTURES OR THE STOCK OPTIONS. HOLDERS OF DEBENTURES OR STOCK OPTIONS WHO WISH TO PARTICIPATE IN THE OFFER MAY CONVERT SOME OR ALL OF THEIR DEBENTURES OR EXERCISE SOME OR ALL OF THEIR STOCK OPTIONS FOR SHARES IN ACCORDANCE WITH THEIR RESPECTIVE TERMS AND THEN CONCURRENTLY TENDER SOME OR ALL OF SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THIS OFFER. HOLDERS OF DEBENTURES OR STOCK OPTIONS ARE NOT REQUIRED TO OBTAIN CERTIFICATES FOR SHARES ISSUED UPON CONVERSION OR EXERCISE BUT MAY INSTEAD MAKE A SINGLE DELIVERY TO THE COMPANY OF THE REQUISITE NOTICE OF CONVERSION, NOTICE OF EXERCISE, PAYMENT OF THE AGGREGATE EXERCISE PRICE FOR THE STOCK OPTIONS BEING EXERCISED, DEBENTURE CERTIFICATES, AND LETTER OF TRANSMITTAL. HOLDERS WHO CONVERT THEIR DEBENTURES INTO SHARES WILL LOSE ALL PREFERENTIAL RIGHTS AS A SUBORDINATED CREDITOR OF THE COMPANY WITH RESPECT TO THE DEBENTURES SO CONVERTED, INCLUDING THE RIGHT TO RECEIVE INTEREST AT 8% PER ANNUM AND THE REPAYMENT OF PRINCIPAL. NO PAYMENT OF INTEREST WILL BE MADE UPON THE CONVERSION OF ANY DEBENTURES, AND THE HOLDER WILL LOSE ANY RIGHT TO PAYMENT OF INTEREST ON DEBENTURES SURRENDERED FOR CONVERSION. A CONVERSION OF DEBENTURES OR EXERCISE OF STOCK OPTIONS FOR SHARES CANNOT BE REVOKED UNDER ANY CIRCUMSTANCES.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AGGREGATE NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS (PLEASE SEE SECTION 5).

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO CONVERT ANY DEBENTURES, EXERCISE ANY STOCK OPTIONS OR TO TENDER OR TO REFRAIN FROM TENDERING SHARES IN THE OFFER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO PARTICIPATE IN THE OFFER ALTHOUGH NONE OF THEM HAS MADE ANY FINAL DETERMINATION AS TO THE NUMBER OF SHARES THEY EXPECT TO TENDER PURSUANT TO THE OFFER. EACH HOLDER SHOULD MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                                     OFFER

     1.   TERMS OF THE OFFER; PRORATION.

     The Company will, upon the terms and subject to the conditions of the Offer, purchase up to $9,500,000 of its outstanding Shares as are properly tendered by the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00 midnight, Philadelphia time, on Wednesday, January 31, 1996, unless and until the Company shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open and to terminate or amend the Offer, please see
Section 13.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AGGREGATE NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS (PLEASE SEE SECTION 5).

     The Purchase Price to be paid for each Share tendered and purchased in the Offer will be between $8.01 and $8.65 per Share, net to the seller in cash. The final Purchase Price within the foregoing range will be calculated by the Company based upon the actual number of issued and outstanding Shares on the Expiration Date, after taking into account the issuance of any Shares pursuant to the conversion of Debentures or exercise of Stock Options. As promptly as practicable following the Expiration Date, the Company will determine the final Purchase Price and the number of Shares to be purchased from each tendering shareholder.

     If the aggregate number of Shares properly tendered and accepted for purchase by the Company in the Offer is less than or equal to the number of Shares that may be purchased for $9,500,000 at the final Purchase Price, the Company will purchase at the final Purchase Price all Shares so tendered.

     In the event the aggregate number of Shares properly tendered in the Offer (and not withdrawn in accordance with the terms hereof) is greater than the number of Shares that may be purchased for $9,500,000 at the final Purchase Price, the Company will accept Shares for purchase at the final Purchase Price in the following order of priority:

     (a) first, 100% of the Shares properly tendered by shareholders who owned beneficially in the aggregate 500 or fewer Shares on the Record Date; provided that for shareholders who owned beneficially in the aggregate 250 or fewer Shares on the Record Date, such shareholders must tender 100% of their Shares if they wish to have any of their Shares purchased by the Company in the Offer;

     (b) second, the first 500 Shares properly tendered by shareholders who owned beneficially in the aggregate more than 500 Shares on the Record Date; and

     (c) third, a pro rata portion of all remaining Shares (not otherwise purchased pursuant to the foregoing) properly tendered by shareholders. The proration factor will be calculated based upon the relationship of (1) the number of Shares which can be purchased by the Company at the final Purchase Price with the cash remaining after the purchase of Shares under paragraphs (a) and (b) above, to (2) the total number of remaining Shares properly tendered by all shareholders not otherwise purchased under paragraphs (a) and (b) above.

     For example, assuming that 50% of the outstanding Debentures and Stock Options are exchanged for Shares and 100% (or 4,827,763) of the then outstanding Shares are properly tendered on the Expiration Date, a shareholder who tenders 5,000 Shares will receive the final Purchase Price for (a) the initial 500 Shares tendered and (b) a pro rata portion of the remaining 4,500 Shares tendered.

     Any Shares tendered in the Offer which were issued upon the conversion of Debentures or the exercise of Stock Options held on the Record Date will be added to a holder's aggregate Shares for purposes of making the foregoing calculations. In the event that proration of tendered Shares is required, the Company may delay determination of the final proration factor for ten business days after the Expiration Date.

     2.   PROCEDURE FOR TENDERING SHARES.

     (a) Proper Tender of Shares. To tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Company at the address set forth on the back cover of this Offer to Purchase. Also, either the certificates for the Shares to be tendered must be received by the Company at such address by the Expiration Date, or the guaranteed delivery procedure described below in (d) must be followed.

     In accordance with the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Offer must indicate the total number of Shares being tendered and deliver stock certificates representing at least the number of Shares being tendered for purchase.

     (b) Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 2 includes any participant in a Book Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a member firm of a registered national securities exchange, or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     (c) Federal Income Tax Withholding. To prevent United States Federal income tax backup withholding equal to 31% of the gross payments made to shareholders pursuant to the Offer, each tendering shareholder must provide the Company with his or her correct social security or other taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal or provide evidence satisfactory to the Company that such shareholder is exempt from such backup withholding requirements. Foreign shareholders are required to submit Form W-8 in order to avoid backup withholding and will in any event be subject to withholding at varying rates under other provisions of the Internal Revenue Code and regulations promulgated thereunder. For a discussion of certain other federal income tax consequences to tendering shareholders, please see Section 12. Each shareholder is urged to consult with his or her own tax advisor regarding this qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     (d) Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Company by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i)    such tender is made by or through an Eligible
     Institution; and

          (ii)   a properly completed and duly executed Notice

     of Guaranteed Delivery substantially in the form provided by the Company (indicating the number of Shares being tendered) is received by the Company (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Company within eight business days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Company and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     (e) METHOD OF DELIVERY. THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF CERTIFICATES FOR SHARES ARE TO BE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     (f) Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to Purchase Price, the number of Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. Neither the Company, nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     (g) Tender Constitutes an Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute an agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable for the amount of Shares tendered and will acquire such Shares for tender by conversion or exercise of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that, within the meaning of Rule 14e-4 promulgated under the Exchange Act, the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the offer.

     3.   WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Company (a) extends the period of time during which the Offer is open, (b) is delayed in accepting for payment or paying for Shares or (c) is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then the Company may retain all Shares tendered, and such Shares may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise.

     For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Company at the address set forth on the back cover of this Offer to Purchase. A notice of withdrawal must specify the name of the person who tendered the Shares, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Company, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution, must be submitted prior to the release of such Shares. In addition, such notice must specify (a) in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or (b) in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, and its determination shall be final and binding. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     4.   ACCEPTANCE FOR PURCHASE AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer, the Company will pay for Shares properly tendered and accepted for purchase by the Company. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. The Company will mail a check for the aggregate Purchase Price for the Shares purchased in the Offer together with a certificate for any Shares tendered and not purchased to the tendering shareholder in accordance with such holder's instructions for delivery set forth in the Letter of Transmittal. The mailing to tendering shareholders will also include a written summary of the determination of the final Purchase Price and a calculation of the number of Shares being purchased from such holder.

     If certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer (please see Section 5).

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for all such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities) as promptly as practicable following the expiration or termination of the Offer.

     5.   CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment any Shares not theretofore so accepted and may terminate or amend the Offer as provided in Section 13, if prior to the acceptance for payment of such Shares, any of the following conditions exist:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have material adverse significance with respect to the Company or its subsidiaries; or

          (b) there shall have been any action taken or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any court, government or governmental authority or agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) and (ii) of paragraph (a) above; or

          (c) a tender or exchange offer for some or all of the Shares or a proposal with respect to a merger, consolidation or other business combination with or involving the Company shall have been publicly proposed to be made or shall have been made by another person; or

          (d) any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, have or may have material adverse significance with respect to the Company or its subsidiaries;

which, in the sole judgment of the Company, in any such case, and regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company in its sole discretion in whole at any time or in part from time to time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section shall be final and binding on all parties.

     6.   PURCHASE PRICE FOR SHARES; SPECIAL DIVIDEND.

     Purchase Price
     --------------

     On December 11, 1995 the Board of Directors of Envirite unanimously approved the distribution of $19 million to the Company's shareholders from the proceeds of the sale of the Municipal Services Group. The distribution of $19 million is being split evenly so that $9.5 million will be used to purchase outstanding Shares pursuant to the

Offer and $9.5 million will be paid as a special cash dividend to holders of the Company's Shares after the purchase is completed.

     The Board of Directors believes that the terms of the Offer, including the Purchase Price range of between $8.01 and $8.65 per Share and the method for its calculation, are fair and reasonable to shareholders. In reaching this conclusion, the Board considered a number of factors including, without limitation, the Company's historical business performance, its recent results and prospects, the fact that the Company has never paid a dividend, the absence of a market for the Company's Shares, and the advice from its financial advisor, Alex. Brown & Sons, Inc. ("ABS"), with respect to the methodology utilized by the Company in valuing companies such as Envirite. The Board did not quantify or otherwise assign relative weights to these factors.

     The valuation method used by the Board included a comparison and analysis of the historical operating and stock market performance of publicly traded environmental services companies considered comparable to the Company. In performing its analysis, the Board examined both market value of the total outstanding equity ("Equity Market Value") and Equity Market Value plus cash net of debt value ("Enterprise Value") of the comparable companies. Calculations were made of the multiples of (a) earnings and (b) earnings before interest, taxes, depreciation and amortization ("EBITDA") for each company. After making an adjustment for the lack of a public market for the Company's Shares, an average multiple was applied to the Company's earnings and EBITDA.

     ABS has advised the Board of Directors that the valuation method used by the Board in determining the Purchase Price is widely used and generally recognized by the financial community as a reasonable basis for determining indicative values for companies such as Envirite.

     Special Dividend
     ----------------

     Following the purchase of Shares, Envirite will pay a special cash dividend to holders of remaining Shares of $9.5 million. The dividend will range from $2.18 to $3.15 per Share depending the number of Shares outstanding after the purchase is completed.

     7.   PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The purpose of the Offer is to give shareholders the opportunity to receive a portion of the proceeds from the sale of the Municipal Services Group.

     There has never been any trading market for the Shares since the Company's inception. The Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes a prudent use of the Company's existing cash by providing shareholders who desire to sell some or all of their Shares the opportunity to do so, particularly since there is no existing market for the Shares. No dividends have ever been paid by the Company on the Shares and, other than the Special Dividend described above, the Company does not intend to begin paying regular dividends unless and until the Company's earnings become stronger and more consistent.

     The Company is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and certain other information with the Securities and Exchange Commission (the "Commission"). On December 1, 1995 the Company had approximately 460 shareholders of record. If the number of shareholders of record falls below 300 as a result of the Offer, the Company would have the right to terminate its obligation to file such periodic reports with the Commission.

     8.   SOURCE AND AMOUNT OF FUNDS.

     The $9,500,000 of funds for the purchase of Shares pursuant to the Offer will be provided from the Company's assets.

     9.   CERTAIN INFORMATION CONCERNING THE COMPANY.

     Envirite was organized under the laws of the Commonwealth of Pennsylvania in 1973. Envirite is engaged in the business of providing environmental services for the treatment, management and analysis of hazardous and nonhazardous wastes primarily for commercial and industrial customers as well as governmental and municipal authorities. The Company's principal environmental services include the transportation, treatment and conversion of liquid and solid inorganic wastes into nonhazardous residual materials, and laboratory analysis.

     The Company is a Pennsylvania corporation with its principal executive office located at Suite 250, 620 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 (telephone number (610) 828-8655).

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary of selected financial data are derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. More comprehensive financial information is included in such Annual Report and Quarterly Report and the summary financial data set forth below are qualified in their entirety by reference to such reports including the financial statements and related notes contained therein.


                                                                             Year Ended
                                                       -----------------------------------------------------
                                                       1994(b)    1993     1992(d)    1991(g)     1990(c)(f)
                                                          (dollars in thousands, except per Share amounts)
INCOME STATEMENT DATA(E)
Sales...............................................  33,622     32,698   29,689     32,191         31,253

Operating profit (loss).............................     843      1,182    2,048      2,345           (577)

Income (loss) from
 continuing operations
 before income taxes
 and cumulative effect
 of change in accounting
 principle..........................................     172        490    1,280      1,854           (638)

Income (loss) from
 continuing operations
 before cumulative
 effect of change in
 accounting principle...............................      91        278      833      1,029           (658)

Cumulative effect of change in
 accounting principle...............................      --         --       --         --            366

Loss from discontinued
 operations(b)......................................    (443)      (180)    (694)      (112)          (284)

Net income (loss)...................................    (352)        98      139        917           (576)

Income (loss) from continuing
 operations before cumulative
 effect of change in
 accounting principle
 per Share(a).......................................     .02        .07      .20        .25           (.16)

Loss from discontinued operations
 per Share(a).......................................    (.11)      (.05)    (.17)      (.03)          (.07)

Net income (loss) per Share(a)......................    (.09)       .02      .03        .22           (.14)

BALANCE SHEET DATA(E)

Working capital.....................................   1,668      6,072    5,601        377          1,439

Total assets........................................  56,035     55,153   51,327     42,773         35,827

Long-term debt(d)(g)................................  27,530     33,265   28,522     18,990         13,834

Shareholders' equity................................  12,371     12,726   12,639     12,485         11,639

                            NOTES TO FINANCIAL DATA


(a) Per Share data are computed using the weighted average number of Shares and common stock equivalents outstanding for the respective periods.

(b) In December 1994 the Board of Directors of the Company adopted a plan to dispose of the Company's solid waste landfill business. The Company sold this segment of its business in November 1995. The disposition of the landfill business has been accounted for as a discontinued operation and, accordingly, the operating results, net assets and other information relating thereto have been segregated and reported as discontinued operations.

(c) The Company recorded a pre-tax charge of $3,100,000 for site investigation and possible remediation at its Thomaston, Connecticut facility.

(d) The Company entered into a $28,000,000 revolving credit facility with three commercial banks in April 1992.

(e)  The Company has never paid a cash dividend.

(f) The Company adopted Statement of Financial Accounting Standards No. 96 (Accounting for Income Taxes) in 1990. The cumulative effect of the change reduced the 1990 loss by $366,000 or $.09 per Share. Financial Accounting Standards No. 96 was superseded by Financial Accounting Standards No. 109 which was adopted by the Company December 27, 1992. The Company's adoption of Financial Accounting Standards No. 109 did not have a material effect on the Company in fiscal 1993.

(g) The Company issued $8,000,000 aggregate principal amount of 8% convertible subordinated debentures in 1991.

CONSOLIDATED CONDENSED BALANCE SHEETS


                                                         September 30,   December 31,
                                                             1995            1994
                                                        --------------  -------------
                                                          (unaudited)
ASSETS

Current assets:
 Cash and cash equivalents                              $  3,012,000    $  1,827,000
 Accounts receivable, net of allowances for
     doubtful accounts of $451,000 and $450,000
     in 1995 and 1994, respectively                        5,325,000       8,542,000
 Prepaid expenses                                            896,000         851,000
 Deferred income tax benefit                                 448,000         448,000
 Other                                                       215,000         261,000
 Discontinued operations                                  14,895,000       4,246,000
                                                        ------------    ------------
Total current assets                                      24,791,000      16,175,000

Property, plant, and equipment, at cost:
 Land                                                      3,339,000       3,299,000
 Buildings                                                 8,137,000       8,135,000
 Machinery and equipment                                  20,534,000      20,046,000
                                                        ------------    ------------
                                                          32,010,000      31,480,000

 Less accumulated depreciation                           (19,964,000)    (18,795,000)
                                                        ------------    ------------

Net property, plant, and equipment                        12,046,000      12,685,000
Deferred income tax benefit                                  492,000         492,000
Other assets                                                 786,000       1,810,000
Discontinued operations                                           --      24,873,000
                                                        ------------      ----------
                                                         $38,115,000     $56,035,000
                                                         ===========     ===========

                                                  September 30,   December 31,
                                                       1995           1994
                                                  -------------   ------------
                                                   (unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Notes payable                                      $   354,000    $   225,000
 Current portion of long-term debt                    4,020,000      4,486,000
 Accounts payable                                     2,863,000      4,212,000
 Income taxes payable                                   676,000        231,000
 Waste fees payable                                     316,000        691,000
 Accrued compensation                                 1,122,000      1,325,000
 Remediation liability                                   41,000        645,000
 Accrued interest                                       461,000        669,000
 Accrued liabilities                                  2,466,000      2,023,000
                                                    -----------    -----------
Total current liabilities                            12,319,000     14,507,000

Long-term debt                                        1,162,000     19,530,000
Convertible subordinated debentures                   8,000,000      8,000,000
Remediation liability                                 1,271,000      1,331,000
Deferred income taxes                                 1,786,000              -
Other liabilities                                       296,000        296,000

Shareholders' equity
 Common stock, $1 par value; 10,000,000 shares
     authorized; 4,272,000 shares issued              4,272,000      4,272,000
 Additional paid-in capital                           9,297,000      9,296,000
 Retained earnings                                      446,000       (463,000)
 Less 152,629 shares held in treasury, at cost         (734,000)      (734,000)
                                                    -----------    -----------
Total shareholders' equity                           13,281,000     12,371,000
                                                    -----------    -----------
                                                    $38,115,000    $56,035,000
                                                    ===========    ===========

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

                                               Nine Months
                                                  Ended
                                      ----------------------------

                                      September 30,     October 1,
                                          1995             1994
                                      -------------    -----------
Sales                                   $25,880,000    $24,956,000
Operating costs and expenses:
 Cost of sales                           17,842,000     17,812,000
 Selling and administrative               5,838,000      6,445,000
 Restructuring charge                       194,000             --
                                        -----------    -----------
Operating profit                          2,006,000        699,000


Interest income                             121,000         20,000
Interest expense                           (557,000)      (528,000)
                                        -----------    -----------
Income from continuing operations
 before provision for income taxes        1,570,000        191,000

Provision for income taxes                  659,000         81,000
                                        -----------    -----------

Income from continuing operations           911,000        110,000


Loss from discontinued operations, net
 of income tax benefit of $107,000
 for the nine months ended
 October 1, 1994                                 --       (330,000)
                                        -----------    -----------
Net income (loss)                       $   911,000      ($220,000)
                                        ===========    ===========

Per share data:
Income from continuing operations       $       .22    $       .03
Loss from discontinued operations                --           (.08)
                                        -----------    -----------
Net income (loss)                       $       .22    $      (.05)
                                        ===========    ===========

Weighted average number of shares
 and common stock equivalents
 outstanding                              4,119,000      4,120,000
                                        ===========    ===========

                                CAPITALIZATION

 The following table sets forth the capitalization of the Company as of September 30, 1995, as adjusted to reflect (1) the sale of the Municipal Services Group and repayment of long-term debt, (2) the purchase by the Company of $9,500,000 of Shares in the Offer, (3) an assumption that 50% (or $4 million principal amount) of the Debentures will be converted into Shares, and (4) the Special Dividend to shareholders of $9,500,000.

                                             Actual   As  Adjusted
                                            --------  -------------
(in thousands)

Long-term debt (less current maturities)..  $ 1,162       $      0
 8% Convertible Subordinated Debentures
  due 2006................................    8,000          4,000

Shareholders' equity
 Common stock, $1 par value, 10,000,000
  shares authorized; 4,272,000 shares
  issued and outstanding at
  September 30, 1995......................    4,272          4,912
 Additional paid-in capital...............    9,297         12,657
 Retained earnings........................      446          3,446
 Treasury stock, at cost..................     (734)       (10,234)
                                            -------       --------

  Total shareholders' equity..............   13,281         10,781
                                            -------       --------

Total capitalization......................  $22,443       $ 14,781
                                            =======       ========

______________________________________

The pro forma financial data are not intended to be, and should not be construed as, a prediction of future results of operations.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

     The following table sets forth information as of December 1, 1995 as to (i) each stockholder who owns of record, or is known by the Company to own beneficially, more than 5% of the outstanding common stock of the Company and
(ii) the number and percentage of the Company's common stock owned by each of the Company's directors and executive officers and by all directors and executive officers as a group:

Name of Beneficial            Shares of Common Stock      Percent of
Owner                         Beneficially Owned/1/   Class Outstanding
----------------------------  ----------------------  ------------------

Vincent G. Bell, Jr.                    43,500/2 12/               1.05%

Robert D. Hedberg                       59,294/3 12/               1.43%

Thomas B. Morris, Jr./4/               212,525/4 12/               5.15%

Theodore B. Palmer 3rd                  58,660/5 12/               1.42%

Geoffrey Stengel, Jr.                  200,136/6 11/               4.83%

John S. Stokes, Jr./10/              1,427,331/7 12/              32.13%

George I. Tyndall                       58,071/8 12/               1.41%

D. Robert Yarnall, Jr./10/           1,083,987/9 11/              24.22%

James A. Cassidy, Jr.                   12,491/11/                  .30%

All Directors
and Executive Officers
as a Group/14/                       3,155,995/11 12 13/          64.05%

------------------------------------------------------------------------

     1. For purposes of this table, a beneficial owner is one who, directly or indirectly, has or shares with others (a) the power to vote or direct the voting of common stock, or (b) the power to dispose or direct the disposition of common stock. Except as indicated in footnotes 2-9 below, each director has sole voting and investment power with respect to the Shares shown opposite his name.

     2. Consists of 25,000 Shares owned jointly by Mr. Bell and his wife. Includes 16,000 Shares issuable upon conversion of $100,000 principal amount of 8% convertible subordinated debentures owned by Mr. Bell.

     3. Includes 28,800 Shares issuable upon conversion of $180,000 principal amount of 8% convertible subordinated debentures owned by Mr. Hedberg.

     4. Includes 180,191 Shares held by various trusts of which Mr. Morris is a co-trustee and with respect to which Mr. Morris shares voting and investment power and 5,600 Shares issuable upon conversion of $35,000 principal amount of 8% convertible subordinated debentures owned by Mr. Morris. The address of the shareholder is c/o Dechert Price & Rhoads, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

     5. Includes 8,684 Shares which are owned by Mr. Palmer's wife and 17,760 Shares issuable upon conversion of $111,000 principal amount of 8% convertible subordinated debentures owned by Mr. Palmer or his wife.

     6. Includes 4,000 Shares issuable upon conversion of $25,000 principal amount of 8% convertible subordinated debentures owned by Mr. Stengel.

     7. Includes 320,000 Shares issuable upon conversion of $2,000,000 principal amount of 8% convertible subordinated debentures owned by Mr. Stokes. PNC Bank, John S. Price and Mr. Stokes share the voting and investment power over 1,104,831 Shares which are held by two trusts of which they are co-trustees.

     8. Includes 9,600 Shares issuable upon conversion of $60,000 principal amount of 8% convertible subordinated debentures owned by Mr. Tyndall.

     9. Includes 485,723 Shares held by various trusts of which Mr. Yarnall is a co-trustee and with respect to which Mr. Yarnall shares voting and investment power and includes 25,000 Shares owned by Mr. Yarnall's wife and 344,000 Shares issuable upon conversion of $2,150,000 principal amount of 8% convertible subordinated debentures owned by Mr. Yarnall.

     10. The address of the shareholder is c/o Envirite Corporation, 620 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462.

     11. Includes Shares that may be acquired upon exercise of outstanding stock options which are currently exercisable by Mr. Stengel (23,000), Mr. Yarnall (11,500), Mr. Cassidy (10,250), and the directors and executive officers as a group (62,250).

     12. Includes Shares that may be acquired upon exercise of outstanding stock options by non-employee directors (2,500 each; 15,000 as a group) granted pursuant to the Directors' Plan.

     13. Includes 745,760 Shares issuable upon conversion of 8% convertible subordinated debentures owned by the directors and executive officers as a group.

     14. For purposes of this table, the "Executive Officers" in the group include the Company's President, Chairman and Senior Vice President.

ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, and other information with the Commission relating to its business, financial condition and other matters. Reference is made to the Company's 1994 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 for additional information about the Company. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and should be available for inspection and copying at the regional offices of the Commission in New York (Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278) and Chicago (Room 1242, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates.

     10.  INFORMATION FOR HOLDERS OF DEBENTURES AND STOCK OPTIONS.

Debentures
----------

     On December 1, 1995, the Company had $8 million aggregate principal amount of its Debentures outstanding. Holders of the Debentures may participate in the proposed Offer to purchase Shares and the special cash dividend by making an election to convert some or all of their Debentures into Shares. Under the terms of the Debenture, a holder has the right to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into Shares at the conversion price of $6.25 per Share. DEBENTURE HOLDERS WILL SHORTLY RECEIVE A SEPARATE LETTER DESCRIBING THE PROCEDURES FOR CONVERSION.

     An owner of a $1,000 Debenture may convert the Debenture into Shares at the rate of $6.25 per Share, and thereby receive 160 common Shares in exchange for the Debenture. The Shares issued upon conversion will be added to any other Shares owned by such holder for purposes of the Offer.

     THE OFFER IS NOT BEING MADE FOR (NOR WILL TENDERS BE ACCEPTED OF) EITHER THE DEBENTURES OR THE STOCK OPTIONS. HOLDERS OF DEBENTURES OR STOCK OPTIONS WHO WISH TO PARTICIPATE IN THE OFFER MAY CONVERT SOME OR ALL OF THEIR DEBENTURES OR EXERCISE SOME OR ALL OF THEIR STOCK OPTIONS FOR SHARES IN ACCORDANCE WITH THEIR RESPECTIVE TERMS AND THEN CONCURRENTLY TENDER SOME OR ALL OF SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THIS OFFER. HOLDERS OF DEBENTURES OR STOCK OPTIONS ARE NOT REQUIRED TO OBTAIN CERTIFICATES FOR SHARES ISSUED UPON CONVERSION OR EXERCISE BUT MAY INSTEAD MAKE A SINGLE DELIVERY TO THE COMPANY OF THE REQUISITE NOTICE OF CONVERSION, NOTICE OF EXERCISE, PAYMENT OF THE

AGGREGATE EXERCISE PRICE FOR THE STOCK OPTIONS BEING EXERCISED, DEBENTURE CERTIFICATES, AND LETTER OF TRANSMITTAL. HOLDERS WHO CONVERT THEIR DEBENTURES INTO SHARES WILL LOSE ALL PREFERENTIAL RIGHTS AS A SUBORDINATED CREDITOR OF THE COMPANY WITH RESPECT TO THE DEBENTURES SO CONVERTED, INCLUDING THE RIGHT TO RECEIVE INTEREST AT 8% PER ANNUM AND THE REPAYMENT OF PRINCIPAL. NO PAYMENT OF INTEREST WILL BE MADE UPON THE CONVERSION OF ANY DEBENTURES, AND THE HOLDER WILL LOSE ANY RIGHT TO PAYMENT OF INTEREST ON DEBENTURES SURRENDERED FOR CONVERSION. A CONVERSION OF DEBENTURES INTO SHARES CANNOT BE REVOKED UNDER ANY CIRCUMSTANCES.

     Any holder of Debentures who wishes to convert his or her Shares and participate in the Offer may take advantage of the procedures set forth below. To convert all or any portion of Debentures and concurrently tender some or all of the Shares issuable upon conversion of such Debentures, a holder must deliver all of the following to the Company on or before the Expiration Date: (a) a properly completed and duly executed applicable Notice of Conversion, or manually executed facsimile thereof, with any required signature guarantees and any other documents required by such Notice of Conversion, (b) certificates for the Debentures to be converted and (c) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal with respect to the Shares to be issued upon conversion of the Debentures.

     By properly completing and delivering the Notice of Conversion and Letter of Transmittal to the Company, a holder of Debentures will be deemed to have tendered all of the Shares issuable upon conversion of the principal amount of Debentures specified for conversion in the Notice of Conversion. If the applicable Notice of Conversion and the Letter of Transmittal are properly completed and duly executed, a Debenture holder who desires to convert his or her Debentures and participate in the Offer need not obtain stock certificates for the Shares or follow the procedure for book entry delivery to tender Shares pursuant to the Offer. Debenture holders who execute and deliver the applicable Notice of Conversion must, however, properly complete the Letter of Transmittal, in order to effect a valid tender of such Shares. Questions and requests for assistance with the conversion of Debentures and concurrent tender of Shares issuable upon conversion may be directed to the Company at (800) 816-1747.

     HOLDERS OF DEBENTURES WHO DESIRE TO CONVERT THEIR DEBENTURES AND PARTICIPATE IN THE OFFER ARE URGED TO CAREFULLY READ THIS OFFER TO PURCHASE IN ITS ENTIRETY IN CONNECTION WITH THEIR TENDER OF THE SHARES ISSUABLE UPON CONVERSION.

Stock Options
-------------

     On December 1, 1995 there were 137,000 Shares reserved for issuance upon the exercise of outstanding Stock Options. Holders of Stock Options who wish to participate in the Offer may exercise some or all of their Stock Options for Shares and tender some or all of such Shares to the Company in accordance with the terms of this Offer. Holders of Stock Options are not required to obtain certificates for the Shares issued upon exercise but may instead make a single delivery to the Company of the requisite notice of exercise, payment of the aggregate exercise price for the Stock Options being exercised, and a properly completed Letter of Transmittal. AN EXERCISE OF A STOCK OPTION FOR SHARES CANNOT BE REVOKED UNDER ANY CIRCUMSTANCES.


     11.  TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

     Except for certain gifts of Shares in immaterial amounts, neither the Company nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of forty business days prior to the date hereof.

     Except for the Debentures and Stock Options described herein, neither the Company nor, to the Company's knowledge, any of its executive officers or directors is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly to the Offer (whether or not legally enforceable) with any other person with respect to any securities of the Company.

     12.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The discussion below is a summary of the federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien). This discussion does not reflect any tax laws of any jurisdiction other than the federal income tax laws of the United States nor does it address the tax consequences of a conversion of Debentures or exercise of Stock Options. Each shareholder should consult his or her own tax advisor for a complete description of the tax consequences to him or her of a sale of Shares pursuant to the Offer.

General
-------

     A sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes. Under Section 302 of the Internal Revenue Code of 1986, as amended ("Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the receipt of cash (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder.

     In general, the receipt of cash will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the purchase of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the purchase of Shares in the Offer. The receipt of cash will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by a shareholder are sold pursuant to the Offer or (b) all the Shares actually owned by a shareholder are sold pursuant to the Offer and the shareholder is eligible to waive (and effectively waives) constructive ownership of Shares under procedures described in Section 302 of the Code.

     The receipt of cash may be "not essentially equivalent to a dividend" if the sale of Shares pursuant to the Offer results in a "meaningful reduction" of a shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. Any shareholder hoping to rely upon the "not essentially equivalent to a dividend" test should consult his or her own tax advisor as to its application in the shareholder's particular situation. PRORATION OF THE OFFER, PURSUANT TO WHICH FEWER THAN ALL OF THE SHARES TENDERED MAY BE PURCHASED BY THE COMPANY, COULD ADVERSELY AFFECT A SHAREHOLDER'S ABILITY TO SATISFY THE ABOVE TESTS. SEE SECTION 1 FOR INFORMATION REGARDING PRORATION.

Constructive Ownership
----------------------

     In determining whether any of the above tests are satisfied, a shareholder must take into account not only Shares which are actually owned by the shareholder, but also Shares which are constructively owned by the shareholder within the meaning of Section 318 of the Code (including Shares owned by certain related individuals or entities and Shares which the shareholder has the right to acquire by exercise of a Stock Option or conversion of Debentures). Each shareholder should consult his or her own tax advisor with respect to the application of the constructive ownership rules.

Gain or Loss
------------

     If any of the above tests is satisfied, the shareholder will recognize a gain (or loss) in the amount by which the proceeds from the sale of Shares received by the shareholder pursuant to the Offer is greater (or less) than the shareholder's tax basis in the Shares sold. Recognized gain or loss will be capital gain or loss assuming the Shares are held as a capital asset, and will be long-term capital gain or loss if the shareholder has held the

Shares for more than one year at the time of sale. If none of the above tests is satisfied, the shareholder will be treated as having received a dividend in an amount equal to the purchase price for the Shares sold pursuant to the Offer. This amount will not be reduced by the holder's basis in the Shares sold pursuant to the Offer, and the holder's basis in those Shares will be added to the holder's basis in the holder's remaining Shares. No assurance can be given that either of the Section 302 tests will be satisfied as to any particular holder of Shares, and thus no assurance can be given that any particular holder will not be treated as having received a dividend taxable as ordinary income.

Backup Withholding
------------------

     To prevent United States Federal income tax backup withholding equal to 31% of the gross payments made to shareholders pursuant to the Offer, each tendering shareholder must provide the Company with his or her correct social security or other taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal or provide evidence satisfactory to the Company that such shareholder is exempt from such backup withholding requirements. Foreign shareholders are required to submit Form W-8 in order to avoid backup withholding and will in any event be subject to withholding at varying rates under other provisions of the Internal Revenue Code and regulations promulgated thereunder. Each shareholder is urged to consult with his or her own tax advisor regarding this qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     13.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Company reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the shareholders. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

     The Company also reserves the right (a) to delay payment for any Shares not theretofore paid for, (b) to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in Section 5, or (c) at any time or from time to time to amend the Offer in any respect. Any such extension, delay, termination or amendment will be followed as promptly as practicable by a letter to shareholders.

     14.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     The Company has filed with the Commission a Schedule 13E-4, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 13E-4 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 9 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                              ENVIRITE CORPORATION


     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent by each shareholder of the Company, bank or other nominee to the Company at the address set forth below:

          Attention:  Geoffrey Stengel, Jr. or Robert E. Croner
          Envirite Corporation
          Suite 250
          620 West Germantown Pike
          Plymouth Meeting, PA  19462
          Toll free telephone (voice mail):  (800) 816-1747
          Telephone:  (610) 828-8655 (Ext. 221 or 208)
          Fax:  (610) 828-8892
          Internet:  ssteng@envirite.ccmail.compuserve.com

     Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Company at the address or numbers set forth above.

                                   APPENDIX I

                              ENVIRITE CORPORATION



                              FINANCIAL STATEMENTS

                              ENVIRITE CORPORATION

                             FINANCIAL INFORMATION
                                     INDEX





                                        Page No.
                                        --------

     1.  Audited Annual Financial       F-1
      Statements.


     2.  Unaudited Interim Financial    A-1
      Statement
